EXHIBIT 99.1

TOR Minerals Announces Second Quarter 2007 Financial Results

CORPUS CHRISTI, Texas, August 1, /PRNewswire-FirstCall/ -- TOR Minerals International (Nasdaq: TORM - News), producer of synthetic titanium dioxide pigments, specialty alumina, and other high performance mineral fillers today announced its financial results for the second quarter ended June 30, 2007. The company reported net income available to shareholders of $67,000, or $0.01 per fully diluted share, on net sales of $7,281,000. This compares with net income available to shareholders of $122,000, or $0.02 per share, on net sales of $6,541,000 for the quarter ended June 30, 2006.

Net sales for the six months ended June 30, 2007, was $14,434,000 compared to $13,726,000 during the six-month period ended June 30, 2006. The net income available to common shareholders was $91,000, or $0.01 per diluted share, for the six months ended June 30, 2007 compared to net income of $307,000, or $0.04 per share, for the same period a year ago.

Net sales grew 11% in the second quarter 2007 over the same quarter last year. Specialty alumina sales and other product sales grew 66%, and 10% respectively, partially offset by an 8% decrease in Hitox® sales.  Profitability declined slightly in 2007 primarily due to increased energy and raw material costs combined with reduced fixed cost absorption associated with the Malaysian synthetic rutile (SR) plant.

Highlights for the quarter include an increase in specialty alumina sales in Europe which was driven by a combination of new product introductions and increased sales to new customers.  Sales of Hitox declined primarily as a result of lower sales to U.S. distributors.  Hitox sales comparisons outside of the U.S. were relatively flat in dollar terms.

"Our Netherlands operation continues to be the major contributor to profitability due to sales growth in value-added specialty alumina products coupled with continued improvements in operating efficiencies. While softness in the U.S. paint and plastics markets has constrained Hitox sales growth, we are encouraged by order rates that improved each month of the quarter and resumed year-over-year growth in the current quarter," said Dr. Olaf Karasch, CEO of TOR Minerals.

Dr. Karasch continued, "We are systematically moving forward with product and market development plans to grow sales and cost reduction and process improvement actions to improve profitability."

The company announced that it is making improvements to the SR production process to increase yields and to help offset increasing raw material and energy costs.  The improvements are expected to be operational in early 2008.  Given the recent increase in fuel oil costs, combined with sufficient inventory levels, management is considering the temporary idling of synthetic rutile production.  As a result, the company may incur lower fixed cost absorption at its Malaysian facility, which should reduce earnings and increase cash flow for 2007.

The company reiterated its previous sales revenue guidance of $29 to $30 million for the year ended December 31, 2007.  Because management is considering the temporary idling of synthetic rutile production the company is withdrawing the previous earnings guidance for the year ending December 31, 2007.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on August 1, 2007 to further discuss second quarter results. The call will be simultaneously web-cast, and can be accessed via the News section on the company's website at http://www.torminerals.com.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
NET SALES	$7,281	$6,541	$14,434	$13,726
Cost of sales	5,906	5,002	11,657	10,632
GROSS MARGIN	1,375	1,539	2,777	3,094
Technical services and research and development	56	53	118	138
General, administrative and selling expenses	1,078	1,113	2,221	2,204
OPERATING INCOME	241	373	438	752
OTHER INCOME (EXPENSE):
Interest income	2	7	3	11
Interest expense	(180)	(135)	(339)	(257)
Gain (loss) on foreign currency exchange rate	46	(20)	51	(31)
INCOME BEFORE INCOME TAX	109	225	153	475
Income tax expense	27	88	32	138
NET INCOME	$82	$137	$121	$337
Less: Preferred Stock Dividends	15	15	30	30
Income Available to Common Shareholders	$67	$122	$91	$307

Income per common share:
Basic	$0.01	$0.02	$0.01	$0.04
Diluted	$0.01	$0.02	$0.01	$0.04
Weighted average common shares outstanding:
Basic	7,839	7,837	7,839	7,833
Diluted	7,937	7,876	7,926	7,898

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$513	$896
Trade accounts receivable, net	4,747	3,593
Inventories, net	11,008	10,949
Other current assets	761	555
Total current assets	17,029	15,993
PROPERTY, PLANT AND EQUIPMENT, net	19,986	20,034
GOODWILL	1,977	1,927
OTHER ASSETS	52	57
	$39,044	$38,011

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,940	$2,036
Accrued expenses	1,643	2,062
Notes payable under lines of credit	1,210	811
Current deferred tax liability	397	401
Current maturities - Capital leases	69	65
Current maturities of long-term debt - Financial Institutions	588	580
Current maturities of long-term debt - Related Parties	-	400
Total current liabilities	5,847	6,355
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	226	254
Long-term debt - Financial Institutions	3,151	2,835
Notes payable under lines of credit	4,150	3,525
DEFERRED TAX LIABILITY	246	213
Total liabilities	13,620	13,182
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 200 shares issued and outstanding	2	2
Common stock $.25 par value: authorized, 10,000 shares; 7,839 shares issued and outstanding at 6/30/07 and 12/31/06	1,960	1,960
Additional paid-in capital	22,767	22,652
Accumulated deficit	(2,509)	(2,600)
Accumulated other comprehensive income:
Unrealized loss on derivatives	(2)	81
Cumulative translation adjustment	3,206	2,734
Total shareholders' equity	25,424	24,829
	$39,044	$38,011